Exhibit 5

Law Offices

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

12th Floor

734 15th Street, N.W.

Washington, D.C. 20005

Telephone (202) 347-0300

Facsimile (202) 347-2172

WWW.EMTH.COM

September 20, 2006

Board of Directors

Southern National Bancorp of Virginia, Inc.

1770 Timberwood Boulevard, Suite 100

Charlottesville, Virginia 22911

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Southern National Bancorp of Virginia, Inc. (“SNBV”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the registration statement on Form S-4 (the “Registration Statement”) relating to the issuance of shares of common stock, $.01 par value per share, of SNBV (the “Shares”), in connection with the proposed merger of 1st Service Bank with and into Sonabank, National Association, a wholly owned subsidiary of SNBV, all as described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the heading “Legal Opinions” in the proxy statement/prospectus constituting a part thereof.

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

By:	/s/ Timothy A. Matz
Timothy A. Matz, a Partner